Exhibit 10b (xviii)

W.W. GRAINGER, INC.
2010 Incentive Plan
Restricted Stock Unit Agreement

This Restricted Stock Unit Agreement (the “Agreement”) is dated as of DATE and is entered into between W.W. Grainger, Inc., an Illinois corporation (the “Company”), and NAME (the “Executive”).

Pursuant to the W.W. Grainger, Inc. 2010 Incentive Plan (the "Plan") and in consideration of the Executive’s agreement to enter into an Unfair Competition Agreement between the Company and the Executive concurrently with this Agreement (the “Unfair Competition Agreement”), the Company desires to grant to the Executive restricted stock units (referred herein as “RSUs”), and the Executive desires to enter into the Unfair Competition Agreement and accept the RSUs, on the terms and conditions set forth in this Agreement, the Plan and the Unfair Competition Agreement.  Capitalized terms used but not defined in this Agreement shall have the meanings specified in the Plan.

In consideration of the mutual promises set forth below and in the Unfair Competition Agreement, the parties hereto agree as follows:

1.           Grant of Restricted Stock Units.  Subject to the terms and conditions of this Agreement, the Plan and the Executive Agreement (the terms of which are hereby incorporated herein by reference) and effective as of the date first set forth above (the “Effective Date”), the Company hereby grants to the Executive _____________ RSUs.

2.           Vesting.  If the Executive remains continuously employed by the Company or a Subsidiary until the seventh (7th) anniversary of the Effective Date (such date, the “Vesting Date”), then 100 percent of the RSUs shall vest on such date, but no such vesting shall occur before the Vesting Date unless otherwise provided or permitted by the Plan or this Agreement.  Notwithstanding the foregoing, pursuant to Section 3 below the Compensation Committee of the Board of Directors of the Company (the “Committee”) may in its discretion establish a different Vesting Date than that specified in the first sentence of this Section 2.  Vesting of the RSUs means that the RSUs shall be converted into shares of Company Stock (“settled”) on the Vesting Date, unless such settlement is deferred by the Executive as described in Section 5 below.

3.           Effect of Termination of Employment. If the Executive’s employment is terminated by the Executive or by the Company or a Subsidiary before the Vesting Date for any reason other than the Executive’s death or disability, all of the RSUs shall be forfeited.  The RSUs shall immediately vest in the event of the death or disability of the Executive in accordance with the provisions of the applicable retirement plan, and the date of such vesting shall be the Vesting Date for all purposes hereunder.  For purposes of this Agreement, “disability” means the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or has lasted for a continuous period of not less than twelve (12) months.

4.           Settlement. Upon the settlement of the RSUs on the Vesting Date and subject to Section 7 of this Agreement, shares evidencing the conversion of the RSUs into shares of Common Stock shall, as soon as practicable, be issued electronically and registered in the Executive’s name and in the Executive’s electronic stock plan account which is administered by the Company through a third party provider.  If, however, the Executive elects to defer settlement of the RSUs as provided in Section 5 of this Agreement, the shares of Common Stock shall be issued as set forth in the Deferral Election Agreement entered into between the Company and the Executive.

5.           Deferral Election. With the prior approval of the Committee, the Executive may elect to defer to a later date the settlement of the RSUs that would otherwise occur on the Vesting Date.  The Committee shall, in its sole discretion, establish the rules and procedures for such settlement deferrals.

6.           Dividends and Other Distributions.  The Executive shall be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to a number of shares of Common Stock corresponding to the number of RSUs held by the Executive, provided that if any such dividends or distributions are paid in shares, the fair market value of such shares shall be converted into RSUs, and further provided that such RSUs shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the RSUs with respect to which they relate.

7.           Recoupment of Incentive-Based Compensation. If the Board of Directors determined that the Executive has committed fraud against the Company or has been engaged in any criminal conduct that involves or is related to the Company and such Executive is entitled to receive performance shares, stock options, restricted stock units or cash incentive compensation (“Incentive Compensation”) then the Company shall recover from the Executive such Incentive Compensation, in whole or in part, for any period of time, as it deems appropriate under the circumstances.  The Board shall have sole discretion in determining whether the Executive’s conduct was in compliance with the law or Company policy and the extent to which the Company will seek recovery of the Incentive Compensation notwithstanding any other remedies available to the Company.

8.           Tax Withholding Obligations.  The Executive shall be responsible for any required withholding including, but without limitation, taxes, FICA contributions, or the like under any federal, state, or local statute, rule, or regulation in connection with the award, deferral, vesting or settlement (as the case may be) of the RSUs.  The Company may withhold a number of shares of Company Stock having a fair market value on the date that the amount is to be withheld equal to the amount determined by the Company to be required statutory minimum withholding; this amount may or may not satisfy the Executive’s calendar year withholding obligation.  The Company shall not issue and shall not deliver any of its Common Stock until and unless the proper provision for minimum required withholding has been made.

9.           Restriction on Transferability.  Except to the extent otherwise provided in the Plan, the RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated at any time.  Any attempt to do so contrary to the provisions hereof shall be null and void.

10.         Rights as Shareholder.  The Executive shall not have voting or any other rights as a shareholder of the Company with respect to the RSUs.  Upon settlement of the RSUs, the Executive will obtain, with respect to the shares of Common Stock received in such settlement, full voting and other rights as a shareholder of the Company.

11.         Administration.  The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Executive, the Company, and all other interested persons.  No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

12.         Effect on Other Employee Benefit Plans.  The value of the RSUs granted pursuant to this Agreement and the value of shares of Common Stock received in settlement of such RSUs shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Executive’s benefits under any employee benefit plan sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides.  The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Subsidiary’s employee benefit plans.

13.         No Employment Rights.  The award of the RSUs pursuant to this Agreement shall not give the Executive any right to remain employed by the Company or a Subsidiary.

14.         Amendment.  This Agreement may be amended only by a writing executed by the Company and the Executive which specifically states that it is amending this Agreement.  Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Executive, and provided that no such amendment adversely affecting the rights of the Executive hereunder may be made without the Executive’s written consent.  Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Executive, the provisions of the RSUs or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to RSUs which are then subject to restrictions as provided herein.

15.         Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary.  Any notice to be given to the Executive shall be addressed to the Executive at the address listed in the employer’s records or to the Executive’s electronic stock plan account held at the Company’s third party provider.  By a notice given pursuant to this Section 15, either party may designate a different address for notices.  Any notice shall have been deemed given when actually delivered.

16.         Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

17.         Construction.  The RSUs are being issued pursuant to Article 8 (Restricted Stock and Restricted Stock Units) of the Plan and are subject to the terms of the Plan.  The Executive acknowledges receipt of the Plan booklet which contains the entire Plan, and the Executive represents and warrants that he has read the Plan.  Additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company.  To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

18.         Miscellaneous.

(a)         The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Executive’s rights under this Agreement, without the Executive’s written approval.

(b)         This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(c)         All obligations of the Company under the Plan and this Agreement, with respect to the RSUs, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(d)         To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or of any other jurisdiction) that would cause the application of the laws of a jurisdiction other than the State of Illinois.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

W.W. GRAINGER, INC.

By: __________________________________
James T. Ryan
Chairman, President and Chief Executive Officer

Date:  ________________________________

EXECUTIVE

_____________________________________

Name: _______________________________

Date: ________________________________